Media Contact:
Kathleen O'Donnell
Associate Director, Communications
Biogen, Inc.
Tel: (617) 679-2837

Investment Community Contact:
Elizabeth Woo
Associate Director, Investor Relations
Biogen, Inc.
Tel: (617) 679-2822


                                                           FOR IMMEDIATE RELEASE

                BIOGEN COMPLETES PHASE III TRIALS OF AMEVIVE(TM),
            WILL FILE APPLICATIONS FOR WORLDWIDE MARKETING APPROVALS


Cambridge, MA (June 12, 2001) - Biogen, Inc. (NASDAQ/BGEN) today announced that AMEVIVE(TM) (alefacept) achieved positive and statistically significant results in two worldwide Phase III clinical trials in patients with moderate-to-severe plaque psoriasis. In both the intramuscular (IM) and intravenous (IV) studies, AMEVIVE met the primary efficacy endpoint, a 75 percent or greater improvement in the Psoriasis Area and Severity Index (PASI) score two weeks after completion of a 12-week course of treatment. Biogen will file for approval of AMEVIVE by the FDA in the United States and the EMEA in Europe in the second half of 2001.

Additional analyses showed 71 percent of patients receiving two IV courses of AMEVIVE therapy achieved a 50 percent or greater reduction in baseline PASI score and 40 percent achieved a 75 percent or greater reduction in baseline PASI score.

The trials also assessed the impact of therapy on patient quality of life. In both studies, patients in the AMEVIVE-treated groups achieved a statistically significant quality of life benefit (p less than .001), as measured by the Dermatology Life Quality Index. Quality of life improvement was broadly appreciated; a 50 percent or greater reduction in baseline PASI score significantly correlated with improved quality of life.

                                     #MORE#

Page 2   Biogen Completes Phase III Trials Of Amevive(TM)

James C. Mullen, Biogen's President and Chief Executive Officer, said, "The results from these Phase III trials confirm our enthusiasm for the continued development of AMEVIVE and our commitment to file for worldwide regulatory approval before the end of this year. There is a real unmet need for a psoriasis treatment that offers patients long-term, effective and safe disease control and an improved quality of life. We firmly believe that AMEVIVE has the potential to meet this need. Biogen also is pursuing other promising indications with AMEVIVE. Pilot studies in scleroderma and rheumatoid arthritis have been initiated."

More than 1,100 patients at 100 sites in the United States, Europe and Canada were enrolled in the Phase III clinical trials, which were conducted as double-blind, placebo-controlled studies. Patients in the trials were aged 16 - 84 years with chronic plaque psoriasis that covered at least ten percent of their total body surface area. Overall rates of adverse events were similar in both AMEVIVE and placebo groups. The most commonly observed adverse events among AMEVIVE-treated patients in either trial were: accidental injury, headache, pruritis, infection (such as the common cold and folliculitis), pharyngitis, and rhinitis. More detailed findings from these studies will be presented at the International Psoriasis Symposium in San Francisco on June 22nd. Data from Phase III extensions, including the duration of response and additional findings from a second course of AMEVIVE, are being analyzed and will be presented at upcoming scientific and professional meetings.

AMEVIVE is a novel immunomodulatory agent which selectively targets the CD45RO+ subset of T-cells (memory effector T-cells). These T-cells are the mediators of disease in psoriasis and in other autoimmune disorders. AMEVIVE reduces the number of these disease-causing cells, while not disrupting normal immune function. Improvement measured by PASI score in the Phase III trials correlated with reduction in CD45RO+ cells, confirming the importance of targeting these active memory effector cells.

Psoriasis is a T-cell mediated inflammatory disorder of the skin that can cause considerable discomfort. It is a disease for which there is no cure, affecting people of all ages. According to the American Academy of Dermatology, psoriasis affects 3-5 million people in the United States and about another 100 million people worldwide. Although individuals with mild psoriasis can often control their disease with topical agents, more than one million patients worldwide require ultraviolet or systemic immunosuppressive therapy. According to the National Psoriasis Foundation, the disease impacts a person's psychological well-being and social functioning as well as their physical functioning.

Biogen, Inc., winner of the U.S. National Medal of Technology, is a biopharmaceutical company principally engaged in discovering and developing drugs for human healthcare through genetic engineering. Headquartered in Cambridge, MA, the Company's revenues are generated from international sales of AVONEX(R) (Interferon beta 1-a) foR treatment of relapsing forms of multiple sclerosis, and from the worldwide sales by licensees of a number of products, including alpha interferon and hepatitis B vaccines and diagnostic products.


                                     #MORE#

Page 3   Biogen Completes Phase III Trials Of Amevive(TM)

Biogen's research and development activities are focused on novel products to treat inflammatory and autoimmune diseases, neurological diseases, cancer, fibrosis and congestive heart failure. The Company maintains active clinical research programs in protein therapeutics, small molecules, genomics and gene therapy. For copies of press releases and additional information about the Company, please consult Biogen's Homepage on the World Wide Web at http://www.biogen.com.

In addition to historical information, this press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding the Company's expectation regarding filing for approval of AMEVIVE. These statements are based on the Company's current beliefs and expectations as to such future outcomes. Drug development and commercialization involves a high degree of risk. Factors which could cause actual results to differ materially from the Company's current expectations include the risk that unexpected concerns may arise from additional data analysis or from additional data or that obstacles may arise or issues identified in connection with review of data with regulatory authorities or that regulatory authorities may disagree with the Company's view of the data or may require additional data or information or additional studies. In addition, the Company's expectations with respect to AMEVIVE may be affected by other risks inherent in the biotechnology industry, including other actions by the Food and Drug Administration on regulatory matters and actions by the U.S. Patent and Trademark Office related to patent issues. With respect to patents, the Company believes it has broad patent protection covering AMEVIVE, including composition of matter, method, and use claims. The Company is aware of certain patents relating to immunoadheson technology, has had discussions with Genentech regarding licensing, and is evaluating the patents to determine if a license should be taken. If AMEVIVE is approved by the FDA, other risks include reimbursement and pricing decisions and the introduction of competitive products, as well as the other risks and uncertainties described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

                                    ## ## ##

NOTE: The Company will hold an investment community conference call that will be broadcast via the Internet at 8:30 a.m. EST on Tuesday, June 12, 2001, and will be accessible through the investor relations section of Biogen's homepage, http://www.biogen.com